                                                                    Exhibit 7(B)




                              EXCHANGE AGREEMENT

                                by and between

                              OMNI HOLDINGS, INC.

                                      and

                              OMNISKY CORPORATION


                       _________________________________

                           Dated as of June 4, 2001

                       _________________________________

                               TABLE OF CONTENTS
                               -----------------

1.           Definitions...................................................  2
             -----------

2.           Exchange......................................................  4
             --------

3.           Closing; Closing Date.........................................  4
             ---------------------
     3.1.    Closing.......................................................  4
             -------
     3.2.    Deliveries....................................................  4
             ----------

4.           Representations and Warranties of Holdings....................  4
             ------------------------------------------
     4.1.    Organization..................................................  4
             ------------
     4.2.    Authorization; Execution and Delivery; Binding Agreement......  4
             --------------------------------------------------------
     4.3.    No Conflicts..................................................  5
             ------------
     4.4.    Investor Representation.......................................  5
             -----------------------
     4.5.    Ownership and Transfer of the LLC Interest....................  5
             ------------------------------------------
     4.6.    Governmental Consents.........................................  5
             ---------------------
     4.7.    Litigation....................................................  5
             ----------

5.           Representations and Warranties of OmniSky.....................  6
             -----------------------------------------
     5.1.    Organization..................................................  6
             ------------
     5.2.    Capitalization................................................  6
             --------------
     5.3.    Authorization; Execution and Delivery; Binding Agreement......  7
             --------------------------------------------------------
     5.4.    No Conflicts..................................................  7
             ------------
     5.5.    Litigation....................................................  8
             ----------
     5.6.    SEC Reports and Financial Statements..........................  8
             ------------------------------------
     5.7.    Governmental Consents.........................................  9
             ---------------------

6.           Certain Covenants of the Parties..............................  9
             --------------------------------
     6.1.    Heads of Agreement............................................  9
             ------------------
     6.2.    Press Release.................................................  9
             -------------
     6.3.    Registration Rights Agreement.................................  9
             -----------------------------
     6.4.    Tax Filings for the LLC.......................................  9
             -----------------------

7.           Conditions Precedent to the Obligation of OmniSky to Close.... 10
             ----------------------------------------------------------
     7.1.    Representations and Warranties Correct........................ 10
             --------------------------------------
     7.2.    Compliance with Transaction Documents......................... 10
             -------------------------------------
     7.3.    Registration Rights Agreement................................. 10
             -----------------------------
     7.4.    Resignation of Directors...................................... 10
             ------------------------

8.           Conditions Precedent to the Obligation of Holdings to Close... 10
             -----------------------------------------------------------
     8.1.    Representations and Warranties Correct........................ 10
             --------------------------------------
     8.2.    Compliance with Transaction Documents......................... 10
             -------------------------------------
     8.3.    Opinion....................................................... 10
             -------
     8.4.    Registration Rights Agreement................................. 10
             -----------------------------
     8.5.    Warrant....................................................... 10
             -------

9.           Survival of Representations................................... 10
             ---------------------------

10.          Release; Indemnification...................................... 11
             ------------------------
     10.1.   Release....................................................... 11
             -------
     10.2.   Indemnification............................................... 11
             ---------------

11.          Miscellaneous................................................. 11
             -------------
     11.1.   Expenses...................................................... 11
             --------
     11.2.   Further Assurances............................................ 11
             ------------------
     11.3.   Entire Agreement.............................................. 12
             ----------------
     11.4.   Governing Law................................................. 12
             -------------
     11.5.   Headings...................................................... 12
             --------
     11.6.   Notices....................................................... 12
             -------
     11.7.   Severability.................................................. 13
             ------------
     11.8.   Amendment; Waiver............................................. 13
             -----------------
     11.9.   Publicity..................................................... 13
             ---------
     11.10.  Successors and Assigns........................................ 13
             ----------------------
     11.11.  No Benefit to Others.......................................... 14
             --------------------
     11.12.  Counterparts.................................................. 14
             ------------
     11.13.  Interpretation................................................ 14
             --------------

Exhibits
--------

Exhibit A      Heads of Agreement

Exhibit B      Warrant

Exhibit C      Registration Rights Agreement

Exhibit D      Assignment of LLC Interest

Exhibit E      Opinion

                              EXCHANGE AGREEMENT
                              ------------------

          This EXCHANGE AGREEMENT, dated as of June 4, 2001, is made by and between OMNI HOLDINGS, INC. ("Holdings"), a Delaware corporation and wholly owned subsidiary of The News Corporation Limited, a South Australia corporation ("News"), and OMNISKY CORPORATION, a Delaware corporation ("OmniSky"). Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in Section 1 of this Agreement.

                             W I T N E S S E T H:

          WHEREAS, Holdings and OmniSky are parties to that certain Heads of Agreement, dated April 18, 2000 (the "Heads of Agreement"), a copy of which is attached hereto as Exhibit A, whereby Holdings and OmniSky agreed to form a joint venture (the "Joint Venture") to develop, provide and exploit wireless internet and intranet access and content services throughout the world other than the United States, and to establish their respective rights and obligations to operate the Joint Venture; and

          WHEREAS, the parties formed a limited liability company in Delaware on July 27, 2000 under the name OmniSky International, LLC (the "LLC") to operate as the Joint Venture; and

          WHEREAS, pursuant to the Heads of Agreement each of News or an Affiliate of News (including Holdings) and OmniSky or an Affiliate of OmniSky agreed to own 50% of the outstanding membership interests in the LLC; and

          WHEREAS, each of Holdings and OmniSky contributed as of the date of this Agreement an aggregate of approximately $11,500,000 in cash to the capital of the LLC; and

          WHEREAS, Holdings, News and OmniSky have decided that it is in their respective best interests, and the best interests of the Joint Venture, for Holdings to exchange (the "Exchange") its 50% membership interest in the LLC (the "LLC Interest") for (i) that number of shares of common stock, par value $.001 per share, of OmniSky (the "OmniSky Common Stock") with an aggregate value in the amount of $18,000,000 (the "Exchange Amount"), and (ii) a warrant to purchase shares of OmniSky Common Stock in the form attached hereto as Exhibit B (the "Warrant"); and

          WHEREAS, the parties hereto have agreed to enter into this Agreement, and the Registration Rights Agreement attached hereto as Exhibit C, in order to effect the Exchange;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.  Definitions. For the purposes of this Agreement, the following terms
         -----------
shall have the following meanings:

     "Affiliate" of a Person (the "first Person") means a Person that directly,
      ---------
or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first Person.

     "Agreement" means this Exchange Agreement, including all Schedules and
      ---------
Exhibits hereto, as the same may be amended, modified or supplemented from time to time.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on
      ------------
which commercial banks are required or permitted to be closed either in the State of New York or the State of California.

     "Closing" has the meaning set forth in Section 3.
      -------

     "Closing Date" has the meaning set forth in Section 3.
      ------------

     "Commission" means the U.S. Securities and Exchange Commission.
      ----------

     "Control" means the ability to direct or cause the direction (whether
      -------
through the ownership of voting securities, by contract or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.

     "Exchange" has the meaning set forth in the recitals to this Agreement.
      --------

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Exchange Amount" has the meaning set forth in the Recitals to this
      ---------------
Agreement.

     "Governmental Authorities" means any court, governmental department,
      ------------------------
commission, authority, board, bureau, agency or other instrumentality.

     "Heads of Agreement" has the meaning set forth in the Recitals to this
      ------------------
Agreement.

     "Holdings" has the meaning set forth in the Preamble to this Agreement
      --------

     "Holdings Transaction Documents" has the meaning set forth in Section 4.2.
      ------------------------------

     "Joint Venture" has the meaning set forth in the Recitals to this
      -------------
Agreement.

     "Legal Proceedings" means private or governmental actions, suits,
      -----------------
arbitrations, claims, legal or administrative proceedings or investigations.

     "Lien" has the meaning set forth in Section 5.4.
      ----

     "LLC" has the meaning set forth in the Recitals to this Agreement.
      ---

     "LLC Interest" has the meaning set forth in the Recitals to this Agreement.
      ------------

     "News" has the meaning set forth in the Preamble to this Agreement.
      ----

     "OmniSky" has the meaning set forth in the Preamble to this Agreement.
      -------

     "OmniSky Change of Control" means the consummation of a
      -------------------------
reorganization, merger, consolidation, transaction or series of related transactions, or sale or other disposition of all or substantially all of the assets of OmniSky in which OmniSky is not the surviving entity or a transaction or series of related transactions in which the holders of a majority of the outstanding stock of OmniSky prior to such transaction or series of related transactions are not the holders of a majority of the outstanding stock of OmniSky after such transaction or series of related transactions.

     "OmniSky Commission Filings" has the meaning set forth in Section 5.6.
      --------------------------

     "OmniSky Common Stock" has the meaning set forth in the Recitals to
      --------------------
this Agreement.

     "OmniSky Consideration Shares" has the meaning set forth in Section 2.
      ----------------------------

     "OmniSky Material Adverse Effect" has the meaning set forth in Section 5.1.
      -------------------------------

     "OmniSky Subsidiaries" has the meaning set forth in Section 5.6.
      --------------------

     "OmniSky Transaction Documents" has the meaning set forth in Section 5.3.
      -----------------------------

     "Person" means any individual, corporation, partnership, limited liability
      ------
company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or subdivision thereof, or other entity.

     "Registration Rights Agreement" has the meaning set forth in the Recitals
      -----------------------------
to this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Third Party Claims" shall mean all claims, losses, liabilities or damages
      ------------------
brought by or incurred as a result of an action by any party other than OmniSky or an Affiliate of OmniSky to the extent such claims, losses, liabilities or damages result from, are based upon, arise out of or are otherwise in respect of the ownership and operations of the business of the Joint Venture and LLC, including, but not limited to, any obligation under the Heads of Agreement (except as provided in Section 6.1 hereof)

     "Transaction Documents" means the OmniSky Transaction Documents and the
      ---------------------
Holdings Transaction Documents.

     "Warrant" has the meaning set forth in the Recitals to this Agreement.
      -------

     2.   Exchange.  Upon the terms and subject to the conditions set forth
          --------
herein, at the Closing (as hereinafter defined), Holdings shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to OmniSky, free and clear of all Liens, the LLC Interest in exchange for (i) that number of shares of OmniSky Common Stock (the "OmniSky Consideration Shares") equal to the quotient of (x) the Exchange Amount divided by (y) the average of the closing bid prices of the OmniSky Common Stock on the NASDAQ National Market for the ten consecutive trading days ending on the date which is two Business Days prior to the Closing Date, and (ii) the Warrant.

     3.   Closing; Closing Date.
          ---------------------

     3.1. Closing. The closing of the Exchange (the "Closing") shall be held at
          -------
the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 2049 Century Park East, Suite 700, Los Angeles, California at 10:00 a.m. local time, on a Business Day selected by the parties that is on or prior to the fifth Business Day after the last of the conditions to Closing set forth in Sections 7 and 8 is satisfied or, when permissible under applicable law or regulation, waived, or at such later time and place as shall be mutually agreed upon by OmniSky and Holdings. The date upon which the Closing shall occur is herein called the "Closing Date."

     3.2. Deliveries. At the Closing, (i) OmniSky shall (x) issue, transfer and
          ----------
convey to Holdings a certificate or certificates representing the OmniSky Consideration Shares, in such name or names designated by Holdings prior to the Closing, and (y) transfer, convey and deliver to Holdings the Warrant and (ii) Holdings shall transfer, convey and deliver to OmniSky an assignment of the LLC Interest in the form attached hereto as Exhibit D.

     4.   Representations and Warranties of Holdings. Holdings hereby represents
          ------------------------------------------
and warrants to OmniSky as follows:

     4.1. Organization. Holdings is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary material licenses and material permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith.

     4.2. Authorization; Execution and Delivery; Binding Agreement. Holdings has
          --------------------------------------------------------
all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (collectively with this Agreement, the "Holdings Transaction Documents"), and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Holdings of this Agreement and the other Holdings Transaction Documents, the consummation by Holdings of the transactions contemplated hereby and thereby, and the performance by Holdings of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action, and no further corporate action is necessary on the part of Holdings to authorize the execution and delivery of this Agreement or the other Holdings Transaction Documents by Holdings, the consummation of the transactions contemplated hereby and thereby by Holdings and the performance by Holdings of its obligations hereunder and thereunder. This Agreement has been, and each of the other

Holdings Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by Holdings. This Agreement constitutes, and each of the Holdings Transaction Documents when so executed and delivered will constitute, legal, valid and (assuming the due execution of such agreements by the other parties hereto and thereto) binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms.

     4.3. No Conflicts. The execution and delivery of this Agreement and the
          ------------
other Holdings Transaction Documents by Holdings do not, and the performance by Holdings of its obligations hereunder and thereunder, and the consummation by Holdings of the transactions contemplated hereby and thereby, will not, (i) violate or conflict with any provision of its constituent documents, each as currently in effect, or (ii) violate any of the terms, conditions or provisions of any law, rule or regulation applicable to Holdings or of any order, writ, injunction, judgment or decree of any Governmental Authority to which Holdings is subject or by which any of its assets are bound, except, in the case of clause (ii) only, for any such breaches, violations or defaults which are not reasonably likely to have a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of Holdings, or
(ii) the ability of Holdings to consummate the transactions contemplated by the Holdings Transaction Documents.

     4.4. Investor Representation. Holdings is an institutional "accredited
          -----------------------
investor," as that term is defined in one of Sections (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, which forms a part of Regulation D thereunder, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of an investment in the OmniSky Consideration Shares and the Warrant. Holdings will acquire the OmniSky Consideration Shares and the Warrant solely for its own account for investment purposes only and not with a view to, or for, the resale, distribution, subdivision or fractionalization thereof, or for the account, in whole or in part, of others, in violation of any securities laws.

     4.5. Ownership and Transfer of the LLC Interest. Holdings is the record and
          ------------------------------------------
beneficial owner of the LLC Interest, free and clear of all Liens. Holdings has not transferred any portion of such interest to any Person since the date of its acquisition by Holdings. At the Closing, Holdings shall transfer to OmniSky all of its right, title and interest to the LLC Interest, free and clear of all Liens, whereupon OmniSky will acquire good and valid title thereto.

     4.6. Governmental Consents. No consent, approval, order or authorization
          ---------------------
of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holdings in connection with the execution and delivery of this Agreement or the Holdings Transaction Documents, or the transfer and delivery of the LLC Interest, except such filings as shall have been made prior to and shall be effective on and as of the Closing.

     4.7. Litigation. Except as set forth in Schedule 4.7 attached hereto, (i)
          ----------
there are no Legal Proceedings pending or, to Holdings's knowledge, threatened against Holdings or its assets and (ii) there are no judgments, orders, injunctions or decrees of any Governmental Authority applicable to Holdings or its assets which, in any case, would reasonably be expected to adversely affect or restrict the ability of Holdings to execute and deliver this

Agreement and the other Holdings Transaction Documents, to consummate the transactions contemplated hereunder or thereunder or to perform its obligations hereunder or thereunder.

     5.   Representations and Warranties of OmniSky. OmniSky hereby represents
          -----------------------------------------
and warrants to Holdings as follows:

     5.1. Organization. OmniSky is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the jurisdiction of incorporation and has all requisite corporate power and authority and all necessary material licenses and material permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith. OmniSky is duly qualified or licensed and in good standing to do business in each of the jurisdictions where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of OmniSky, (ii) the ability of OmniSky to perform any of its obligations under or consummate the transactions contemplated by the OmniSky Transaction Documents or (iii) any of the rights of Holdings under the OmniSky Transaction Documents (collectively, an "OmniSky Material Adverse Effect").

     5.2. Capitalization.
          --------------

          (a) As of May 16, 2001, the authorized capital stock of OmniSky consists of (i) 200,000,000 shares of Common Stock, 69,146,813 shares of which are outstanding, 9,754,464 shares of which have been reserved for issuance pursuant to the OmniSky Corporation 1999 Stock Plan, 5,000,000 shares of which have been reserved for issuance pursuant to the OmniSky Corporation 2000 Stock Plan, and 1,600,000 shares of which have been reserved for issuance pursuant to the OmniSky Corporation 2001 International Stock Plan, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding as of the date hereof. As of the date hereof, other than as set forth in the OmniSky Commission Filings, there were no other outstanding shares of capital stock or other securities or ownership interests of OmniSky. As of the date hereof, other than as set forth in the OmniSky Commission Filings or on
Schedule 5.2 attached hereto, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever to which OmniSky is a party or by which it is bound granting to any person any interest in or the right to purchase or otherwise acquire from OmniSky, at any time, or upon the happening of any stated event, any capital stock of OmniSky, whether or not presently issued or outstanding, nor are there any outstanding securities of OmniSky or any other entity which are convertible into or exchangeable for shares of capital stock of OmniSky, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever to which OmniSky is party or by which it is bound granting to any Person any interest in or the right to purchase or otherwise acquire from OmniSky any securities so convertible or exchangeable.

          (b) Upon consummation of the Exchange, the OmniSky Consideration Shares and the Warrant will have been duly and validly authorized and issued and will be fully paid and nonassessable and free of any Liens other than restrictions on transfers under the Registration Rights Agreement, the Warrant and applicable state and federal securities laws. The OmniSky Common Stock issuable upon the exercise of the Warrant has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrant, will be duly and validly authorized and issued, fully paid and nonassessable and free of any Liens other than restrictions on transfer under the Registration Rights Agreement and applicable state and federal securities laws. Based in part upon the representations of Holdings in this Agreement, the issuance of the OmniSky Consideration Shares and the Warrant pursuant to the terms and conditions of this Agreement will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of applicable state securities laws.

     5.3.  Authorization; Execution and Delivery; Binding Agreement. OmniSky has
           --------------------------------------------------------
all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, the Warrant, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (collectively with this Agreement, the "OmniSky Transaction Documents,"), and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by OmniSky of this Agreement and the other OmniSky Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by OmniSky of its obligations hereunder and thereunder have been duly authorized by the Board of Directors of OmniSky, and no further corporate action is necessary on the part of OmniSky to authorize the execution and delivery of this Agreement or the other OmniSky Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of OmniSky's obligations hereunder and thereunder. This Agreement has been, and each of the other OmniSky Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by OmniSky. This Agreement constitutes, and each of the OmniSky Transaction Documents when so executed and delivered will constitute, legal, valid and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) binding obligations of OmniSky.

     5.4.  No Conflicts. The execution and delivery of this Agreement and the
           ------------
other OmniSky Transaction Documents by OmniSky do not, and the performance by OmniSky of its obligations hereunder and thereunder will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of OmniSky, each as currently in effect, (ii) violate any of the terms, conditions or provisions of any law, rule or regulation applicable to OmniSky, or any order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency to which OmniSky is subject or by which its assets are bound, or (iii) except in the case of the consents or approvals referred to on Schedule 5.4 attached hereto, if any, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") (other than Liens created by the transactions contemplated by the Transaction Documents) on any of the properties or assets of OmniSky under any of the terms conditions or provisions of any note, bond, indenture, debenture or other agreement or instrument to which OmniSky is a party (whether as an original party or as an assignee or successor) or by which OmniSky's properties are bound, except, in the case of clauses (ii) and (iii) only, for any such breaches, violations or defaults which are not reasonably likely to have an OmniSky Material Adverse Effect.

     5.5.  Litigation. Except as set forth in the OmniSky Commission Filings or
           ----------
Schedule 5.5 attached hereto, (i) there are no Legal Proceedings pending or, to OmniSky's knowledge, threatened against OmniSky or its assets and (ii) there are no judgments, orders, injunctions or decrees of any Governmental Authority applicable to OmniSky or its assets which, in any case, would reasonably be expected to adversely affect or restrict the ability of OmniSky to execute and deliver this Agreement and the other OmniSky Transaction Documents, to consummate the transactions contemplated hereunder or thereunder or to perform its obligations hereunder or thereunder.

     5.6.  SEC Reports and Financial Statements. Each form, report, schedule,
           ------------------------------------
registration statement and definitive proxy statement filed by the Company with the Commission prior to the date hereof, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (as such documents have been amended prior to the date hereof, collectively, the "OmniSky Commission Filings"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the OmniSky Commission Filings, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which there were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The consolidated financial statements of OmniSky and its subsidiaries (the "OmniSky Subsidiaries") included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of OmniSky and the OmniSky Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flow for the periods then ended. Except as set forth in Schedule 5.6, since December 31, 2000, neither OmniSky nor any of the OmniSky Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the OmniSky and the OmniSky Subsidiaries as at December 31, 2000, (including the notes thereto), (b) which (i) were incurred in the ordinary course of business after December 31, 2000 and consistent with past practices, (ii) are disclosed in the OmniSky Commission Filings filed after December 31, 2000 or (iii) would not, individually or in the aggregate, have an OmniSky Material Adverse Effect. Since December 31, 2000, there has been no change in any of the significant accounting (including tax accounting) policies or procedures of OmniSky or any OmniSky Subsidiary.

     5.7. Governmental Consents. No consent, approval, order or authorization
          ---------------------
of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of OmniSky in connection with the execution and delivery of this Agreement or the OmniSky Transaction Documents, or the offer, issuance, sale and delivery of the OmniSky Consideration Shares and the Warrant, except such filings as shall have been made prior to and shall be effective on and as of such Closing.

     6.   Certain Covenants of the Parties.
          --------------------------------

     6.1. Heads of Agreement. Each of OmniSky, Holdings and News hereby
          ------------------
reconfirms its respective rights and obligations under Sections 2.8 (Content Access), 2.9 (Content Position), 2.13 (OMS Directorship) (except that: (i) the commitment to spend $30 million referred to in Section 2.13(c) of the Heads of Agreement shall be spread over the five-year period commencing on the first anniversary of the Closing Date, (ii) any advertisements purchased by Affiliates of OmniSky, or, subject to the following proviso, business partners of OmniSky, from News or its Affiliates which contain a reference to or endorsement of OmniSky or its service offering shall be credited toward the $30 million referenced in clause (i) above; provided, however, that, in the case of business partners of OmniSky, no such credit shall be made without News's prior consent, which shall not be unreasonably denied, and (iii) the obligations of OmniSky set forth in Section 2.13(a) of the Heads of Agreement shall be subject to applicable laws and fiduciary duties of the board of directors of OmniSky) and
2.14 (News Services) of the Heads of Agreement, and agrees to use its respective commercially reasonable efforts to implement such provisions and to negotiate, execute and deliver all reasonably required documents, and do all other acts which may be reasonably required in connection therewith; provided, however, that Sections 2.8 (Content Access) and 2.13(a) (OMS Directorship) of the Heads of Agreement shall terminate upon an OmniSky Change of Control. Notwithstanding anything to the contrary in this Agreement or the Heads of Agreement, except for the aforementioned sections to the extent applicable to Holdings or News, neither News nor any of its Affiliates (including Holdings) shall have any further rights or obligations under the Heads of Agreement, including without limitation any right of News or Holdings to appoint the CFO or members of the Board of the LLC or any obligation to make additional contributions to the LLC.

     6.2. Press Release. The parties hereby agree that they shall jointly issue
          -------------
a press release announcing the entry into the Transaction Documents and the transactions contemplated thereby upon the execution and delivery of this Agreement, and that OmniSky, News and Holdings shall be permitted to make such disclosures regarding the Transaction Documents and any related documents as shall be required by law or the rules of the Commission or any applicable stock exchange or such other disclosure with the prior consent of News, which consent shall not unreasonably be withheld.

     6.3. Registration Rights Agreement. At the Closing, Holdings and OmniSky
          -----------------------------
shall enter into the Registration Rights Agreement.

     6.4. Tax Filings for the LLC. OmniSky shall cause the LLC to file a tax
          -----------------------
return that reports the joint venture as a partnership for federal, state and local income tax purposes, and shall provide that the allowable losses from the date of formation of the LLC through the Closing Date will be allocated equally between Omni Holdings and OmniSky.

     7.   Conditions Precedent to the Obligation of OmniSky to Close. The
          ----------------------------------------------------------
obligation of OmniSky to consummate the Exchange is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by OmniSky:

     7.1. Representations and Warranties Correct. Each representation and
          --------------------------------------
warranty made by Holdings in Section 4 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

     7.2. Compliance with Transaction Documents. Holdings shall have performed
          -------------------------------------
and complied in all material respects with all agreements and covenants contained in this Agreement and in the other Transaction Documents to which it is a party that are required to be performed or complied with by it on or prior to the Closing.

     7.3. Registration Rights Agreement. The Registration Rights Agreement shall
          -----------------------------
have been duly executed and delivered by the respective parties thereto.

     7.4. Resignation of Directors. Each of the directors of the LLC appointed
          ------------------------
by Holdings shall have resigned.

     8.   Conditions Precedent to the Obligation of Holdings to Close. The
          -----------------------------------------------------------
obligation of Holdings to consummate the Exchange is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Holdings:

     8.1. Representations and Warranties Correct. Each representation and
          --------------------------------------
warranty made by OmniSky in Section 5 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

     8.2. Compliance with Transaction Documents. OmniSky shall have performed
          -------------------------------------
and complied in all material respects with all agreements and covenants contained in this Agreement and in the other Transaction Documents to which OmniSky is a party that are required to be performed or complied with by OmniSky on or prior to the Closing.

     8.3. Opinion. Holdings shall have received from Sullivan & Cromwell,
          -------
counsel for OmniSky, an opinion dated as of the Closing, in substantially the form of Exhibit E hereto.

     8.4. Registration Rights Agreement. The Registration Rights Agreement shall
          -----------------------------
have been duly executed and delivered by the respective parties thereto.

     8.5. Warrant. OmniSky shall have executed and delivered the Warrant to
          -------
Holdings.

     9.   Survival of Representations. All representations and warranties
          ---------------------------
contained in this Agreement shall survive until the first anniversary of the Closing, other than the representations and warranties contained in 5.6, which shall survive until the third anniversary of the Closing, and Section 5.2(b), which shall survive indefinitely.

     10.   Release; Indemnification.
           ------------------------

     10.1. Release. (a) Effective upon the Closing, OmniSky, shall fully,
           -------
finally and forever release each of News and Holdings and each of their respective directors, officers, agents, employees, stockholders, attorneys, legal representatives, subsidiaries, successors, assigns and other affiliates (the "News Corp. Released Parties") from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that they might have, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity arising out of the ownership and operations of the business of the Joint Venture and the LLC, including, but not limited to, any obligation under the Heads of Agreement (except as provided in Section 6.1 hereof).

           (b) Effective upon the Closing, News and Holdings, shall fully, finally and forever release OmniSky and each of its respective directors, officers, agents, employees, stockholders, attorneys, legal representatives, subsidiaries, successors, assigns and other affiliates (the "OmniSky Released Parties") from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that they might have, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity arising out of the ownership and operations of the business of the Joint Venture and the LLC, including, but not limited to, any obligation under the Heads of Agreement (except as provided in Section 6.1 hereof).

     10.2. Indemnification. OmniSky agrees, effective as of the Closing, to
           ---------------
indemnify and hold harmless each of the News Corp. Released Parties from any and all Third Party Claims to the extent resulting from, based upon, arising out of or otherwise in respect of the ownership and operations of the business of the Joint Venture and LLC, including, but not limited to, any obligation under the Heads of Agreement (except as provided in Section 6.1 hereof).

     11.   Miscellaneous.
           -------------

     11.1. Expenses. Each party hereto shall pay its own expenses (including
           --------
fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the Exchange (whether or not any such transactions are consummated).

     11.2. Further Assurances. Each party hereto shall negotiate, execute and
           ------------------
deliver all reasonably required documents and do all other acts which may be reasonably requested by the other parties hereto to implement and carry out the terms and conditions of the Transaction Documents.

     11.3. Entire Agreement. This Agreement (together with the Exhibits hereto),
           ----------------
the Heads of Agreement and the Registration Rights Agreement represent the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. The parties hereby agree that they have not made, and are not entitled to rely, on any representations and warranties between them, express or implied, other than the specific and express representations and warranties of the parties contained in the Transaction Documents referred to in the first sentence of this Section 11.3.

     11.4. Governing Law. This Agreement shall be governed by, construed and
           -------------
enforced in accordance with the laws of the State of New York without giving effect to the policies or principles of the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of New York, State of New York with respect to any suit, claim or other dispute arising out of this Agreement. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

     11.5. Headings. The section headings of this Agreement are for reference
           --------
purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     11.6. Notices. Any notice, demand, request, consent, approval, declaration,
           -------
delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person, by telecopy, by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           (a)  If to Holdings, to:

                Omni Holdings, Inc.
                c/o The News Corporation Limited
                1211 Avenue of the Americas
                New York, New York 10036
                Attention: Arthur M. Siskind, Esq.,
                Telecopy: (212) 768-2029

                with a copy to:

                Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                551 Fifth Avenue
                New York, New York 10176
                Attention: Ira S. Sheinfeld, Esq.
                Telecopy: (212) 697-6686

           (b)  If to OmniSky, to:

                OmniSky Corporation
                One Market Street

                    Steuart Tower, Suite 600
                    San Francisco, California 94105
                    Attention: Scott M. Wornow, Esq.
                    Telecopy: (415) 495-8158

                    with a copy to:

                    Sullivan & Cromwell
                    1870 Embarcadero Road
                    Palo Alto, California 94303
                    Attention: Scott D. Miller, Esq.
                    Telecopy: (650) 461-5700


or to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or telecopied (unless telecopied on a day which is not a Business Day, in which case delivery shall be deemed to have been given the next Business
Day), the next Business Day after deposit with an overnight courier service and five Business Days after deposit in the United States mail if sent by United States mail.

     11.7.  Severability. Wherever possible, each provision of this Agreement
            ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.8.  Amendment; Waiver. No provision of this Agreement may be amended or
            -----------------
modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

     11.9.  Publicity. Except pursuant to Section 6.2 hereof or as required by
            ---------
law or regulation or the requirements of the Commission, the NASD or the New York Stock Exchange, no public disclosure or publicity concerning the subject matter hereof or of the other Transaction Documents or the Exchange will be made without the prior written approval of each of the parties hereto, such approval not to unreasonably. be withheld. Notwithstanding the foregoing or anything to the contrary in this Agreement, OmniSky shall be permitted to file with the Commission a Form 8-K that includes the press release referred to in Section 6.2 hereof and the Transaction Documents without the prior written approval of Holdings or News.

     11.10. Successors and Assigns. This Agreement shall inure to the benefit of
            ----------------------
and be binding upon the successors and assigns of each of the parties hereto. This Agreement and the rights of any of the parties hereunder may not be assigned by such party without the prior written consent of the others.

     11.11. No Benefit to Others. The representations, warranties, covenants and
            --------------------
agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

     11.12. Counterparts. This Agreement may be executed by the parties hereto
            ------------
in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     11.13. Interpretation. As used herein, except as the context may otherwise
            --------------
require, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; and references to "Article," "Section" or another subdivision or to an "Exhibit" or a "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereof; and all references to "the date hereof," "the date of this Agreement" or similar terms refer to June 4, 2001, the date of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

                              OMNISKY CORPORATION

                              By: /s/ Lawrence S. Winkler
                                  --------------------------------
                                  Name: Lawrence S. Winkler
                                  Title: Chief Financial Officer



                              OMNI HOLDINGS, INC.

                              By: /s/ Lon Jacobs
                                  --------------------------------
                                  Name: Lon Jacobs
                                  Title: Senior Vice President



ACCEPTED AND AGREED
AS TO SECTIONS 6.1, 6.2, 10.1, 10.2 AND 11.9 ONLY:

THE NEWS CORPORATION LIMITED



By: /s/ Arthur Siskind
    -------------------------
    Name: Arthur Siskind
    Title: Director


                     [Signature Page to Exchange Agreement]